Exhibit 10.26

Form of Change of Control Agreement

[Date]

[Employee Name]

Dear [Employee Name]:

This letter serves to set forth the following benefit to be provided to you in the event of an Acquisition (as defined below) of Omnicell, Inc. (the “Company”).

Provided one of the following events occurs within twelve (12) months following an Acquisition: (i) you are terminated without Cause (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location outside of the San Mateo, Santa Clara, or San Francisco counties; or (iii) there is a material reduction in your responsibilities and duties without Cause; then (a) you shall receive severance pay equivalent to twelve (12) months’ salary at your base rate of pay in effect immediately prior to the occurrence of any of the triggering event described above (and further provided that you execute Omnicell’s standard waiver and release agreement); and (b) the unvested portion of each of the stock options granted to you under the Company’s 1999 Equity Incentive Plan, the 2003 Equity Incentive Plan and/or the 2004 Equity Incentive Plan shall accelerate and immediately become fully-vested and exercisable.

An “Acquisition” as used herein shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred , or any transaction in which any person, together with its affiliates, accumulates fifty percent or more of the Company’s voting power.

As used herein, “Cause” shall mean: (i) conviction of any felony; (ii) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof; or (iii) participation in any act materially contrary to the Company’s best interest.

Acceleration may be limited in certain circumstances, in particular, if any such acceleration the (“Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this amendment, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such Benefit will be reduced to the extent necessary so that no portion of the Benefit would be subject to the excise tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the excise tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the excise tax would not apply. If, not withstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the excise tax as a result of the Benefit, then you will be obligated to return to the Company, within thirty (30) days of such determination by the IRS, a portion of the Benefit sufficient such that none of the benefit retained by you constitutes a “parachute payment” within the meaning of Code Section 280G that is subject to the excise tax.

The Company is please to provide this benefit to you in recognition of your continuing dedication to the success of the Company. Should you have any questions regarding this matter, please contact the undersigned at 650-[xxx-xxxx].

Omnicell, Inc.